Exhibit 4.2

NEITHER THIS SECURITY NOR ANY SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAS BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY U.S. STATE OR OTHER JURISDICTION OR ANY EXCHANGE OR SELF-REGULATORY ORGANIZATION, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND SUCH OTHER LAWS AND REQUIREMENTS, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR LISTING OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, SUCH REGISTRATION AND/OR LISTING REQUIREMENTS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH WILL BE REASONABLY ACCEPTABLE TO THE COMPANY.

VUBOTICS, INC.

FORM OF

SENIOR, SECURED, CONVERTIBLE PROMISSORY NOTE

$	, 2007

Atlanta, Georgia

FOR VALUE RECEIVED, and upon and subject to the terms and conditions set forth herein, VuBotics, Inc., a Georgia corporation (“Issuer”), hereby promises to pay to the order of             , a              (together with its permitted successors and assigns, “Holder”), the principal sum of              UNITED STATED DOLLARS (U.S. $            ) on the Maturity Date, together with interest as provided herein.  This Note was issued under and is subject to a Securities Purchase Agreement (the “Purchase Agreement”) dated as of August 28, 2007 among Issuer, payee and certain other parties.  Capitalized terms used and not otherwise defined herein will have the respective meanings given to such terms in the Purchase Agreement.

1.                                      Maturity Date.  This Note will mature, and be due and payable in full, on March 28, 2008 (the “Maturity Date”), or such later date as may be agreed pursuant to Section 2.3.3 of the Purchase Agreement, unless Holder has elected to convert this Note pursuant to Section 3 hereof.

2.                                     Interest.  This Note will not bear interest prior to the earlier of (a) the Maturity Date or (b) the date on which all amounts due hereunder will be immediately due and payable upon the occurrence of an Event of Default, but will thereafter bear interest on the unpaid portion of the face amount hereof until paid at the rate of eighteen percent (18%) per annum.

3.                                     Optional Conversion of the Note.

3.1                               By Holder.  At any time prior to repayment of this Note, Holder may elect, in lieu of repayment, to convert all or a portion of the outstanding principal and/or interest on this Note into that number of shares of Common Stock (as defined in the Purchase Agreement) equal to the product obtained by dividing (a) 83.33% of the amount of principal and/or interest on this Note being converted, by (b) the Conversion Price (as hereinafter defined).  Holder will inform Issuer of such election at least 14 days prior to the date the Note or portion thereof is converted into Common Stock.  If Holder delivers such notice to Issuer, Issuer may not elect to pay to Holder the amount of this Note to be converted without Holder’s written consent. For purposes of this Note, “Conversion Price” will initially mean $.10 per share. The Conversion Price will be subject to adjustment as provided in Section 3.3.

3.2                               By Issuer.  At any time prior to repayment of this Note, if the volume weighted average price of the Common Stock on the OTC Bulletin Board over any 10 consecutive trading days is $.60 or more per share, then Issuer may give notice to Holder of its election to convert all or a portion of the outstanding principal of, but not any outstanding interest on, this Note into the same number of shares of Common Stock as would be calculated pursuant to Section 3.1 above in the case of an optional conversion by Holder.  Upon conversion, Issuer will pay any outstanding interest on this Note in cash to Holder.  Any notice of conversion will be delivered at least 15 days prior to the date of such conversion and the Conversion Price used in calculating the number of shares of Common Stock to be issued to Holder will be the Conversion Price on the date of the actual conversion (which will be the first date on which Holder becomes fully vested with all rights of such holders of shares of Common Stock).

3.3                               Adjustments.

(a)                                  If Issuer pays a dividend of Common Stock, makes a distribution in Common Stock, subdivides its issued and outstanding Common Stock into a greater number of shares, increases or decreases the number of shares of Common Stock outstanding by reclassifying its Common Stock (whether through a recapitalization, consolidation, merger or otherwise), then the Conversion Price on the record date of such division or distribution or the effective date of such action will be adjusted by multiplying such Conversion Price by a fraction whose numerator will be the number of shares of Common Stock outstanding immediately before such event and whose denominator will be the number of shares of Common Stock outstanding immediately after such event.

(b)                                 If Issuer issues additional Common Stock or other securities convertible into Common Stock or exercisable to purchase Common Stock (other than (x) in a transaction for which an adjustment is made pursuant to Section 3.3(a) hereof or (y) Common Stock (i) options issued to any directors, officers or individual contractors of Issuer as incentive compensation and any Common Stock issued upon exercise thereof, (ii) issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination, (iii) issued in exchange for services rendered to the Company, or (iv) with respect to which the holders of Notes representing a majority of the unpaid balance thereof waive their anti-dilution rights under this Section 3.3(b)) at a purchase price less than the applicable Conversion Price, then the Conversion Price will be subject to a weighted average adjustment to reduce dilution using the following formula:

NCP = OCP * ((CSO + CSP) / (CSO + CSAP)), where

NCP = new Conversion Price; and

OCP = old Conversion Price; and

CSO = shares of Common Stock outstanding prior to the issuance of the securities triggering the adjustment to the Conversion Price plus all shares of Common Stock issuable upon exercise of all outstanding options, warrants, conversion rights and/or other similar rights to acquire Common Stock, at an exercise or conversion price less than or equal to the old Conversion Price, outstanding prior to the issuance of the securities triggering the adjustment to the Conversion Price; and

CSP = shares of Common Stock purchasable with consideration received by Issuer in the issuance of securities triggering the adjustment to the Conversion Price had such securities reflected a per share price for Common Stock that was the same as the old Conversion Price; and

CSAP = shares of Common Stock actually purchased, or deemed purchased, in the issuance of securities triggering the adjustment to the Conversion Price.

3.4                               No Rights as a Shareholder.  Without limiting any rights that Holder is entitled to under the Purchase Agreement, and if this Note has not been converted, Holder will not be entitled to any voting or other rights as a shareholder of Issuer in connection with this Note.

[The following clause is optional at the request of the Purchaser of this Note, with the choice between 4.99% and 9.99% being at the option of the Purchaser.]

3.5                               Limitation on Beneficial Ownership.   Issuer will not effect and will have no obligation to effect any conversion of this Note, and the Holder will have no right to convert any portion of this Note, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such person’s affiliates) would have acquired, through conversion of this Note or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% (“Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.    For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Note beneficially owned by such person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of Issuer (including, without limitation, any Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such person or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3.5, beneficial ownership will be calculated in accordance with Section 13(d) of the Exchange Act.  For purposes of this Section 3.5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of shares of outstanding Common Stock as reflected in (1) Issuer’s most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB as the case may be, (2) a more recent public announcement by Issuer, or (3) any other notice by Issuer or its transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written request of any Holder, Issuer will promptly, but in no event later than 2 business days following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock will be determined after giving effect to conversions of Preferred Shares by such Holder and its affiliates since the date as of which such number of outstanding Common Stock was reported.  By written notice to Issuer, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice, but (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to Issuer, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.

4.                                      Registration Rights.  The Common Stock issuable on conversion of this Note, is subject to registration  pursuant to a Registration Rights Agreement, dated as of the date of this Note, among Issuer, the placement agents for the securities contemplated under the Purchase Agreement, Holder and the other purchasers under the Purchase Agreement.

5.                                      Security.  Repayment of this Note is secured, pari passu with Holders of all other Notes issued pursuant to the Purchase Agreement, by a first priority security interest in substantially all the assets of Issuer pursuant to a security agreement, related collateral assignments and such other necessary documents entered into by Issuer in favor of Collateral Agent as collateral agent for the purchasers.

6.                                      Prepayment.  Issuer may not prepay this Note prior to the Maturity Date, without the written consent of Holder.

7.                                      Transfer.  Purchaser may transfer this Note in compliance with applicable U.S. federal and state and/or foreign securities laws and in accordance with Section 5.1 of the Purchase Agreement.

8.                                      Events of Default.  An “Event of Default” will occur if:

(a)                                  Issuer fails to pay this Note in full on the Maturity Date and/or

(b)                                 Issuer or any subsidiary of Issuer makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating Issuer or any subsidiary of Issuer bankrupt or insolvent; or any order for relief with respect to Issuer or any subsidiary is entered under Title 11 of the United States Code (as now and hereafter in effect, or any successor statute); or Issuer or any subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of Issuer or any subsidiary, or of any substantial part of the assets of Issuer or any subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of any subsidiary) relating to Issuer or any subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against Issuer or any subsidiary and either (a) Issuer or any such subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.

9.                                      Remedies.  At such time that an Event of Default has occured and is continuing, then Holder, by written notice to Issuer (the “Notice”), may declare all amounts hereunder immediately due and payable in cash and Holder will be entitled to reimbursement of its reasonable costs and expenses related to collection of all amounts owing in connection thereof.  Except for the Notice, Holder need not provide, and Company hereby waives, any presentment, demand, protest or other notice of any kind, and Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such election may be rescinded and annulled by Holder at any time prior to payment hereunder.  No such rescission or annulment will affect any subsequent Event of Default or impair any right consequent thereon.

10.                               Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and will be deemed given and effective on the earliest of (a) the date of transmission if such notice or communication is delivered by fax prior to 5:30 p.m. (Atlanta time) on a business day, (b) the next business day after the date of transmission if such notice or communication is delivered via fax on a day that is not a business day or later than 5:30 p.m. (Atlanta time) on a business day, (c) the 2nd business day after the date of mailing if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The facsimile number and address for such notices and communications are as set forth on the signature pages to the Purchase Agreement or as otherwise notified by any party in a writing to the others in accordance herewith from time to time.

SIGNED, SEALED AND DELIVERED as of the date first above written.

VUBOTICS, INC.

By:	/s/ Philip E. Lundquist
Name:	Philip E. Lundquist
Title:	Chief Executive Officer